Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2015 Third Quarter Results

OMAHA, Neb., June 25, 2015—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its third quarter ended May 31, 2015.

Third Quarter Results

Third quarter fiscal 2015 revenues were $160.7 million versus $169.9 million of revenues in the same prior year period. Net earnings were $12.9 million or $1.10 per diluted share compared with $16.5 million or $1.28 per diluted share in the prior year.

Irrigation equipment revenues totaled $131.3 million including $6.3 million of revenues from the recently acquired Elecsys Corporation, a 12 percent decrease from $149.0 million in the prior fiscal year’s third quarter. U.S. irrigation revenues of $86.7 million decreased 2 percent primarily as a result of the reduction in commodity prices and lower storm damage sales, partially offset by Elecsys revenue. In the international irrigation markets revenues for the third quarter were $44.6 million, decreasing 27 percent over the same quarter last year, with 10 percent revenue decline due to currency exchange. Sales declined in most markets but most significantly in Europe, China and Russia/Ukraine. Infrastructure revenues increased 41 percent to $29.4 million primarily due to increases in road safety product sales and Road Zipper System sales and leases.

Gross margin was 28.9 percent of sales compared to 28.4 percent of sales in the prior year’s third quarter. Gross margin in irrigation decreased by approximately 1 percentage point and infrastructure gross margin increased by approximately 10 percentage points. The decrease in irrigation gross margins is primarily a result of pricing pressure and cost deleverage from lower sales, partially offset by lower material costs and reductions in warranty expenses. The increase in infrastructure gross margin was primarily due to sales mix and cost leverage on higher sales.

Operating expenses increased $1.9 million to $24.9 million compared to the third quarter of the prior fiscal year. The increase includes $2.4 million of Elecsys Corporation operating expenses and $0.8 million in incremental health benefit expenses partially offset by decreases in discretionary expenses. Operating expenses were 15.5 percent of sales in the third quarter of fiscal 2015 compared with 13.6 percent of sales in the prior year period. Operating margins were 13.4 percent in the third quarter, versus 14.8 percent in the prior year period.

Cash and cash equivalents of $154.0 million were $28.0 million lower compared to the prior year third quarter. The Company repurchased 371,886 shares for $29.1 million during the third quarter. Since the announcement of its capital allocation plan in January 2014, the Company has repurchased a total of 1.5 million shares for $119.5 million, with $30.5 million remaining authorized as of May 31, 2015 for additional repurchases.

Backlog of unshipped orders at May 31, 2015 was $53.2 million compared with $73.6 million at May 31, 2014 and $74.3 million at February 28, 2015. The backlog at May 31, 2014 included $12.7 million for the Golden Gate Bridge project, which was completed in the second quarter of fiscal 2015. The current period includes $12.3 million of backlog from Elecsys Corporation.

Nine Month Results

Total revenues for the nine months ended May 31, 2015 were $436.6 million versus $470.4 million in the same prior year period. Foreign currency translation as compared to the prior year reduced year to date revenues by 3 percent. Net earnings were $29.5 million or $2.46 per diluted share compared with $40.2 million or $3.11 per diluted share in the prior year.

The current year includes $1.5 million of estimated environmental expenses and $1.8 million of acquisition and integration expenses. These expenses reduced earnings by $0.18 per diluted share on an after tax basis. Excluding these expenses, the addition of Elecsys, and higher health care claims, SG&A expenses year to date have been reduced from 2014 levels by $2.6 million, with additional savings anticipated in the fourth quarter. In addition, headcount in our Lindsay manufacturing facility has been reduced by 25 percent from the same time last year.

Total irrigation equipment revenues decreased 14 percent to $354.3 million from $414.1 million during the first nine months of the prior fiscal year. U.S. irrigation revenues of $219.1 million decreased 16 percent, while international irrigation revenues of $135.2 million decreased 12 percent. Infrastructure revenues increased 46 percent to $82.3 million.

Outlook

Rick Parod, president and chief executive officer, commented, “The U.S. irrigation market continues to be impacted by lower commodity prices and farm incomes, while international irrigation markets have also been affected by changing currency rates and global commodity price reductions. The infrastructure segment once again delivered very positive results in the quarter, reflecting increased market penetration and share gains.”

Parod continued, “While the longer term drivers to our markets remain positive, we do not see any significant indicators of near term improvements from the current cyclical downturn in agriculture. We will continue to seek opportunities to improve our cost structure, while at the same time investing in product development and expansion of our global sales capabilities.”

Third-Quarter Conference Call

Lindsay’s fiscal 2015 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 307-0228 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 64804585. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At May 31, 2015 Lindsay had approximately 11.5 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Nine months ended
($ and shares in thousands, except per share amounts)	May 31,	May 31,	May 31,	May 31,
	2015	2014	2015	2014

Operating revenues	$160,707	$169,936	$436,641	$470,411
Cost of operating revenues	114,321	121,687	313,785	339,339

Gross profit	46,386	48,249	122,856	131,072

Operating expenses:
Selling expense	10,682	9,954	30,330	29,244
General and administrative expense	10,719	10,002	35,270	31,099
Engineering and research expense	3,497	3,071	9,330	8,602

Total operating expenses	24,898	23,027	74,930	68,945

Operating income	21,488	25,222	47,926	62,127

Other income (expense):
Interest expense	(1,144)	(45)	(1,424)	(140)
Interest income	134	295	468	587
Other expense, net	(55)	28	(748)	(468)

Earnings before income taxes	20,423	25,500	46,222	62,106

Income tax expense	7,496	9,001	16,732	21,923

Net earnings	$12,927	$16,499	$29,490	$40,183

Earnings per share:
Basic	$1.11	$1.28	$2.46	$3.12
Diluted	$1.10	$1.28	$2.46	$3.11

Shares used in computing earnings per share:
Basic	11,690	12,843	11,965	12,881
Diluted	11,720	12,889	12,000	12,927

Cash dividends declared per share	$0.270	$0.260	$0.810	$0.650

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	May 31,	May 31,	August 31,
($ and shares in thousands, except par values)	2015	2014	2014

ASSETS
Current Assets:
Cash and cash equivalents	$154,018	$182,051	$171,842
Receivables, net	93,399	103,513	94,135
Inventories, net	79,123	79,010	71,696
Deferred income taxes	16,922	14,748	17,714
Other current assets	17,641	19,992	18,671

Total current assets	361,103	399,314	374,058

Property, plant and equipment, net	76,854	65,029	72,457
Intangibles, net	52,103	33,060	31,980
Goodwill	75,124	37,211	37,021
Other noncurrent assets, net	12,710	3,957	11,035

Total assets	$577,894	$538,571	$526,551

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$46,560	$47,352	$42,424
Current portion of long-term debt	182	—	—
Other current liabilities	64,343	65,173	73,943

Total current liabilities	111,085	112,525	116,367

Pension benefits liabilities	6,389	6,141	6,600
Long-term debt	117,222	—	—
Deferred income taxes	18,685	13,999	12,992
Other noncurrent liabilities	9,818	7,869	7,945

Total liabilities	263,199	140,534	143,904

Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	18,678	18,636	18,636
Capital in excess of stated value	54,268	51,896	52,866
Retained earnings	465,246	437,415	445,366
Less treasury stock	(210,484)	(108,714)	(132,020)
Accumulated other comprehensive loss, net	(13,013)	(1,196)	(2,201)

Total shareholders’ equity	314,695	398,037	382,647

Total liabilities and shareholders’ equity	$577,894	$538,571	$526,551

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended
	May 31,	May 31,
($ in thousands)	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$29,490	$40,183
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,148	11,131
Asset impairment	270	—
Provision for uncollectible accounts receivable	569	891
Deferred income taxes	(1,541)	(3,692)
Share-based compensation expense	2,599	3,218
Other, net	3,926	(430)
Changes in assets and liabilities:
Receivables	(6,326)	17,014
Inventories	(1,244)	(9,694)
Other current assets	(2,560)	(3,595)
Accounts payable	6,212	4,501
Other current liabilities	(6,340)	773
Current income taxes payable	(3,730)	4,657
Other noncurrent assets and liabilities	1,912	962

Net cash provided by operating activities	35,385	65,919

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(11,228)	(7,836)
Acquisition of business, net of cash acquired	(67,176)	—
Proceeds from settlement of net investment hedges	7,363	280
Payments for settlement of net investment hedges	(606)	(2,017)
Other investing activities, net	(1,724)	19

Net cash used in investing activities	(73,371)	(9,554)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	256	455
Common stock withheld for payroll tax withholdings	(1,706)	(2,027)
Proceeds from issuance of long-term debt	115,000	—
Principal payments on long-term debt	(75)	—
Issuance costs related to debt	(618)	—
Excess tax benefits from share-based compensation	510	742
Repurchase of common shares	(78,464)	(17,753)
Dividends paid	(9,610)	(8,348)

Net cash provided by (used in) financing activities	25,293	(26,931)

Effect of exchange rate changes on cash and cash equivalents	(5,131)	690

Net change in cash and cash equivalents	(17,824)	30,124
Cash and cash equivalents, beginning of period	171,842	151,927

Cash and cash equivalents, end of period	$154,018	$182,051